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                                                                      EXHIBIT 21

                              List of Subsidiaries

     The following is a list of certain subsidiaries of the registrant and their respective states of incorporation (100% owned unless otherwise indicated):


Duke Capital Corporation (Delaware)
Duke Energy North America Trading and Marketing (Delaware)
Duke Energy Trading and Marketing, LLC (Delaware) (approximately 60% owned by
  Duke Energy)
Texas Eastern Transmission, LP (Delaware)
Westcoast Energy, Inc.